Exhibit 99.0

For Immediate Release	Contact:	Gabrielle Shanin
October 29, 2008		(973) 802-7779

PRUDENTIAL FINANCIAL, INC.

ANNOUNCES THIRD QUARTER 2008 RESULTS

NEWARK, N.J. – Prudential Financial, Inc. (NYSE:PRU) today reported a net loss for its Financial Services Businesses of $108 million (23 cents per Common share) for the third quarter of 2008, compared to net income of $860 million ($1.88 per Common share) for the year-ago quarter. After-tax adjusted operating income for the Financial Services Businesses was $308 million (74 cents per Common share) for the third quarter of 2008, compared to $976 million ($2.13 per Common share) for the third quarter of 2007. Adjusted operating income is a non-GAAP measure as discussed below.

For the first nine months of 2008, net income for the Financial Services Businesses amounted to $544 million ($1.32 per Common share) compared to $2.720 billion ($5.86 per Common share) for the first nine months of 2007. After-tax adjusted operating income for the Financial Services Businesses for the first nine months of 2008 amounted to $1.905 billion ($4.43 per Common share) compared to $2.693 billion ($5.80 per Common share) for the first nine months of 2007.

“Unfavorable financial market conditions are having a substantial negative effect on reported results of our domestic businesses and market values in our investment portfolio. We believe that our strong balance sheet, financial flexibility, and balanced mix of businesses and risks position us well to manage through the challenging current environment and to achieve long-term results consistent with our goals. Our risk management skills and innovative products, supported by a history of making and keeping promises for more than 130 years, form an attractive value proposition in a market with renewed focus on protecting wealth and retirement security,” said Chairman and Chief Executive Officer John Strangfeld.

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In light of current market volatility and extraordinary events and developments affecting financial markets generally, the Company has determined to withdraw its earnings guidance for 2008.

Adjusted operating income is not calculated under generally accepted accounting principles (GAAP). Information regarding adjusted operating income, a non-GAAP measure, is discussed later in this press release under “Forward-Looking Statements and Non-GAAP Measures,” and a reconciliation of adjusted operating income to the most comparable GAAP measure is provided in the tables that accompany this release.

Financial Services Businesses

Prudential Financial’s Common Stock (NYSE:PRU) reflects the performance of its Financial Services Businesses, which consist of its Insurance, Investment, and International Insurance and Investments divisions and its Corporate and Other operations. In the following business-level discussion, adjusted operating income refers to pre-tax results.

Third quarter 2008 pre-tax adjusted operating income for the Financial Services Businesses includes a net negative impact of $591 million from annual reviews of actuarial assumptions including the impact of market conditions, and other significant discrete items, as discussed below and enumerated in a schedule accompanying this release.

The Insurance division reported adjusted operating income of $32 million for the third quarter of 2008, compared to $556 million in the year-ago quarter.

Our Individual Life segment reported adjusted operating income of $238 million for the current quarter, compared to $251 million in the year-ago quarter. Current quarter results benefited from a $79 million net reduction in amortization of deferred policy acquisition and other costs reflecting updates of our actuarial assumptions based on an annual review, while results for the year-ago quarter included a net benefit from similar items totaling $78 million. Current quarter adjusted operating income also included $53 million from compensation received based on multi-year profitability of third party products we distribute, while results for the year-ago quarter included a similar benefit amounting to $57 million. Excluding these items, adjusted operating income of the Individual Life segment decreased $10 million from a year ago. Higher net

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amortization of deferred policy acquisition and other costs relating to current quarter experience, reflecting less favorable separate account performance than that of the year-ago quarter, was partially offset by more favorable mortality experience in the current quarter.

Our Individual Annuities segment reported a loss, on an adjusted operating income basis, of $307 million in the current quarter, compared to adjusted operating income of $205 million in the year-ago quarter. Current quarter results include a charge of $380 million representing a net increase in costs associated with guaranteed minimum death benefits and amortization of deferred policy acquisition and other costs based on an annual review, reflecting an updated estimate of profitability for this business that was largely driven by declines in customer account values through September 30, 2008 and included revised assumptions as to costs associated with death benefit guarantees. Results for the year-ago quarter included a $30 million net benefit from a similar annual review. Less favorable results from mark-to-market of embedded derivatives and related hedge positions associated with living benefits, after related amortization of deferred policy acquisition costs, contributed $44 million to the decrease in adjusted operating income, reflecting net costs of $37 million in the current quarter compared to a benefit of $7 million in the year-ago quarter. The current quarter net costs reflected financial market conditions and changes in assumptions associated with the annual review. Excluding the items relating to the annual reviews and mark-to-market of embedded derivatives and related hedge positions, adjusted operating income for the Individual Annuities segment declined $58 million from the year-ago quarter. This decrease came largely from higher net amortization of deferred policy acquisition and other costs, and higher costs for guaranteed minimum death and other benefits, in each case relating to unfavorable current quarter experience driven by market value declines in customer account values.

Our Group Insurance segment reported adjusted operating income of $101 million in the current quarter, essentially unchanged from $100 million in the year-ago quarter. Results for the current quarter and the year-ago quarter each benefited $13 million from refinements of group disability reserves based on annual reviews.

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The Investment division reported a loss, on an adjusted operating income basis, of $92 million for the third quarter of 2008, compared to adjusted operating income of $311 million in the year-ago quarter.

The Retirement segment reported adjusted operating income of $133 million for the current quarter, compared to $65 million in the year-ago quarter. Current quarter results benefited $12 million from net refinements of amortization of deferred policy acquisition costs and related items, including the impact of an annual review of actuarial assumptions, while results for the year-ago quarter included an $81 million charge reflecting payments to clients who authorized us to proceed on their behalf to pursue remedies associated with losses attributable to certain investment funds managed by State Street Global Advisers, Inc. Excluding these items, adjusted operating income of the Retirement segment was $25 million below the level of the year-ago quarter, reflecting higher expenses including costs to enhance client service and distribution capabilities as well as lower fees associated with market value declines in customer account values.

The Asset Management segment reported a loss of $8 million for the current quarter, compared to adjusted operating income of $161 million for the year-ago quarter. The decrease came primarily from unfavorable results from the segment’s proprietary investing business, which included current quarter losses of approximately $110 million from investment results in fixed income and equity investments compared to income of approximately $10 million from corresponding investment results in the year-ago quarter. In addition, current quarter results reflected a lower contribution from performance-based fees, primarily related to institutional real estate funds, than the year-ago quarter.

Our Financial Advisory segment reported a loss of $217 million for the current quarter, compared to adjusted operating income of $85 million for the year-ago quarter. The Financial Advisory segment reflects our retail securities brokerage joint venture with Wachovia. On January 1, 2008, Wachovia combined the acquired retail securities brokerage business of A.G. Edwards, Inc. with the joint venture. The Company’s initial share of the results of the joint venture and transition costs, subsequent to this combination, is based on a diluted ownership level which is currently being finalized. Based on our estimate of the level of ownership, our share of the venture resulted in a loss of $215 million, after absorption of $235 million of costs associated with the

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settlement with regulators of investigations concerning the underwriting, sale, and subsequent auction of certain auction rate securities by Wachovia Securities, as well as $37 million of transition costs related to Wachovia’s acquisition of A. G. Edwards. For the year-ago quarter, our 38% share of the venture resulted in adjusted operating income of $97 million. In addition to our share of the venture’s results, the Financial Advisory segment’s results for the current quarter include expenses of $2 million related to obligations and costs we retained in connection with the contributed businesses primarily for litigation and regulatory matters, while results for the year-ago quarter include $12 million of such costs.

The International Insurance and Investments division reported adjusted operating income of $497 million for the third quarter of 2008, compared to $537 million in the year-ago quarter.

The International Insurance segment reported adjusted operating income of $460 million for the current quarter, an increase of $37 million from the year-ago quarter. The segment’s Life Planner insurance operations reported adjusted operating income of $293 million for the current quarter, an increase of $27 million from the year-ago quarter, reflecting continued business growth together with an improved contribution from investment results reflecting duration lengthening. The segment’s Gibraltar Life operations reported adjusted operating income of $167 million for the current quarter, an increase of $10 million from the year-ago quarter. Current quarter results benefited from an improved contribution from investment results, reflecting increased investing in U.S. dollar-based securities, increased exposure to corporate securities, and investment duration lengthening. Foreign currency exchange rates, including the impact of the Company’s currency hedging programs, did not have a significant effect on the comparison of results for the segment’s international insurance businesses.

The International Investments segment reported adjusted operating income of $37 million for the current quarter, compared to $114 million in the year-ago quarter. Current quarter results include income of $14 million from market value changes in securities held relating to trading exchange memberships, while results for the year-ago quarter included income of $37 million from the sale of an interest in operating joint ventures; income of $22 million from market value changes

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in securities held relating to trading exchange memberships; and a benefit of $17 million from recoveries related to a former investment of our Korean asset management operations. Excluding these items, adjusted operating income from the International Investments segment decreased $15 million, primarily due to less favorable results from the segment’s Korean asset management operations.

Corporate and Other operations resulted in a loss, on an adjusted operating income basis, of $21 million in the third quarter of 2008, compared to a loss of $12 million in the year-ago quarter. The real estate and relocation business reported a loss of $4 million for the current quarter, compared to adjusted operating income of $21 million in the year-ago quarter. Lower expenses for corporate and other operations in the current quarter were largely offset by increased interest expense, net of investment income, reflecting the company’s issuance of $1.5 billion of junior subordinated long-term debt securities earlier this year.

Assets under management amounted to $602 billion at September 30, 2008, compared to $637 billion a year earlier and $648 billion at December 31, 2007.

The net loss of the Financial Services Businesses amounted to $108 million for the third quarter of 2008, compared to net income of $860 million in the year-ago quarter. The current quarter net loss includes $547 million of pre-tax net realized investment losses and related charges and adjustments. Considering current market conditions and in light of recent general guidance from the SEC and FASB regarding the application of existing accounting guidance for securities investments during periods of stressed financial market conditions, commencing in the third quarter of 2008 our determinations of whether declines in value are other-than-temporary, for securities which we have the intent and ability to hold until recovery of value, place greater emphasis on our analysis of underlying credit characteristics than on the extent and duration of declines in fair value. Net realized investment losses in the current quarter include $502 million of losses from impairments and sales of credit-impaired securities. The losses from impairments and sales of credit-impaired securities reflect $420 million on fixed maturity investments and derivatives, including $91 million of impairments relating to asset-backed securities collateralized by sub-prime mortgages, and $71 million of impairments on equity securities. The Company estimates that

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approximately $38 million of the $91 million impairments recorded on asset-backed securities collateralized by sub-prime mortgages represent credit-related losses, based on lower expected collection of cash flows.

At September 30, 2008, gross unrealized losses on general account fixed maturity investments of the Financial Services Businesses amounted to $5.850 billion, including $5.099 billion on investment-grade securities. Gross unrealized losses include $1.201 billion related to asset-backed securities collateralized by sub-prime mortgages. Gross unrealized losses on general account fixed maturity investments of the Financial Services Businesses at September 30, 2008 include $1.970 billion of declines in value of 20% or more of amortized cost, of which $397 million represents such declines in value for three months or more. An additional $772 million of the gross unrealized losses at September 30, 2008 represent declines in value ranging from 15% to 20% of amortized cost, of which $184 million represents such declines in value for three months or more. Gross unrealized losses on general account fixed maturity investments of the Financial Services Businesses amounted to $1.970 billion at year-end 2007. Net unrealized losses on general account fixed maturity investments of the Financial Services Businesses amounted to $3.522 billion at September 30, 2008, compared to net unrealized gains of $1.332 billion at December 31, 2007.

The net loss for the current quarter also reflects pre-tax decreases of $534 million in recorded asset values and $388 million in recorded liabilities representing changes in value which will ultimately accrue to contractholders. These changes primarily represent interest rate related mark-to-market adjustments. The net loss for the current quarter also includes $3 million of pre-tax losses from divested businesses. In addition, net income for the current quarter includes income from discontinued operations of $5 million (net of related taxes).

Net income of the Financial Services Businesses for the year-ago quarter included $180 million of pre-tax net realized investment losses and related charges and adjustments, increases of $36 million in recorded assets and $6 million in recorded liabilities for which changes in value will ultimately accrue to contractholders, and losses of $27 million from divested businesses, in each case before income taxes. In addition, net income for the year-ago quarter included losses from discontinued operations of $4 million (net of related taxes).

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Closed Block Business

Prudential’s Class B Stock, which is not traded on any exchange, reflects the performance of its Closed Block Business.

The Closed Block Business includes our in-force participating life insurance and annuity policies, and assets that are being used for the payment of benefits and policyholder dividends on these policies, as well as other assets and equity that support these policies. We have ceased offering these participating policies.

The Closed Block Business reported a loss from continuing operations before income taxes of $113 million for the third quarter of 2008, compared to income from continuing operations before income taxes of $8 million for the year-ago quarter, reflecting less favorable investment results in the current quarter. The Closed Block Business reported a net loss for the third quarter of 2008 of $58 million, compared to net income of $7 million for the year-ago quarter.

For the first nine months of 2008, the Closed Block Business reported a loss from continuing operations before income taxes of $101 million, compared to income from continuing operations before income taxes of $160 million for the first nine months of 2007. The Closed Block Business reported a net loss of $51 million for the first nine months of 2008 compared to net income of $113 million for the first nine months of 2007.

Consolidated Results

There is no legal separation of the Financial Services Businesses and the Closed Block Business, and holders of the Common Stock and the Class B Stock are both common stockholders of Prudential Financial, Inc.

On a consolidated basis, which includes the results of both the Financial Services Businesses and the Closed Block Business, Prudential Financial, Inc. reported a net loss of $166 million for the third quarter of 2008, compared to net income of $867 million for the year-ago quarter, and reported net income of $493 million for the first nine months of 2008 and $2.833 billion for the first nine months of 2007.

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Share Repurchases and Issuance

During the third quarter of 2008, the company acquired 5.4 million shares of its Common Stock, at a total cost of $375 million. From the commencement of share repurchases in May 2002, through September 30, 2008, the company has acquired 213 million shares of its Common Stock at a total cost of $13.013 billion. As previously announced, in light of recent market volatility and extraordinary events and developments affecting financial markets generally, including market conditions for issuance of certain capital instruments such as hybrid securities, the Company suspended all purchases of its Common Stock under its existing share repurchase program effective October 10, 2008.

Forward-Looking Statements and Non-GAAP Measures

Certain of the statements included in this release constitute forward-looking statements within the meaning of the U. S. Private Securities Litigation Reform Act of 1995. Words such as “expects,” “believes,” “anticipates,” “includes,” “plans,” “assumes,” “estimates,” “projects,” “intends,” “should,” “will,” “shall,” or variations of such words are generally part of forward-looking statements. Forward-looking statements are made based on management’s current expectations and beliefs concerning future developments and their potential effects upon Prudential Financial, Inc. and its subsidiaries. There can be no assurance that future developments affecting Prudential Financial, Inc. and its subsidiaries will be those anticipated by management. These forward-looking statements are not a guarantee of future performance and involve risks and uncertainties, and there are certain important factors that could cause actual results to differ, possibly materially, from expectations or estimates reflected in such forward-looking statements, including, among others: (1) general economic, market and political conditions, including the performance and fluctuations of fixed income, equity, real estate, and other financial markets, particularly in light of the stress experienced by the global financial markets that began in the second half of 2007 and substantially increased in the third quarter of 2008; (2) the availability and cost of external financing for our operations, which has been affected by the stress experienced by the global financial markets ; (3) interest rate fluctuations; (4) reestimates of our reserves for future policy benefits and claims; (5) differences between actual experience regarding mortality,

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morbidity, persistency, surrender experience, interest rates or market returns and the assumptions we use in pricing our products, establishing liabilities and reserves or for other purposes; (6) changes in our assumptions related to deferred policy acquisition costs, valuation of business acquired or goodwill; (7) changes in our claims-paying or credit ratings; (8) investment losses and defaults; (9) competition in our product lines and for personnel; (10) changes in tax law; (11) economic, political, currency and other risks relating to our international operations; (12) fluctuations in foreign currency exchange rates and foreign securities markets; (13) regulatory or legislative changes , including government actions in response to the stress experienced by the global financial markets; (14) changes in our claims paying or financial strength ratings; (15) adverse determinations in litigation or regulatory matters and our exposure to contingent liabilities, including in connection with our divestiture or winding down of businesses; (16) domestic or international military actions, natural or man-made disasters including terrorist activities or pandemic disease, or other events resulting in catastrophic loss of life; (17) ineffectiveness of risk management policies and procedures in identifying, monitoring and managing risks; (18) effects of acquisitions, divestitures and restructurings, including possible difficulties in integrating and realizing the projected results of acquisitions; (19) changes in statutory or U.S. GAAP accounting principles, practices or policies; (20) changes in assumptions for retirement expense; (21) Prudential Financial, Inc.’s primary reliance, as a holding company, on dividends or distributions from its subsidiaries to meet debt payment obligations and the ability of the subsidiaries to pay such dividends or distributions in light of our ratings objectives and/or applicable regulatory restrictions; and (22) risks due to the lack of legal separation between our Financial Services Businesses and our Closed Block Business. Prudential Financial, Inc. does not intend, and is under no obligation, to update any particular forward-looking statement included in this document.

Adjusted operating income is a non-GAAP measure of performance of our Financial Services Businesses. Adjusted operating income excludes “Realized investment gains (losses), net,” as adjusted, and related charges and adjustments. A significant element of realized investment gains and losses are impairments and credit-related and interest rate-related gains and losses.

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Impairments and losses from sales of credit-impaired securities, the timing of which depends largely on market credit cycles, can vary considerably across periods. The timing of other sales that would result in gains or losses, such as interest rate-related gains or losses, is largely subject to our discretion and influenced by market opportunities as well as our tax profile.

Realized investment gains (losses) representing profit or loss of certain of our businesses which primarily originate investments for sale or syndication to unrelated investors, and those associated with terminating hedges of foreign currency earnings and current period yield adjustments are included in adjusted operating income. Realized investment gains and losses from products that are free standing derivatives or contain embedded derivatives, and from associated derivative portfolios that are part of an economic hedging program related to the risk of those products, are included in adjusted operating income. Adjusted operating income excludes gains and losses from changes in value of certain assets and liabilities related to foreign currency exchange movements that have been economically hedged, as well as counterparty credit losses on derivative positions experienced during the third quarter of 2008.

Adjusted operating income also excludes investment gains and losses on trading account assets supporting insurance liabilities and changes in experience-rated contractholder liabilities due to asset value changes, because these recorded changes in asset and liability values will ultimately accrue to contractholders. Trends in the underlying profitability of our businesses can be more clearly identified without the fluctuating effects of these transactions. In addition, adjusted operating income excludes the results of divested businesses, which are not relevant to our ongoing operations. Discontinued operations, which is presented as a separate component of net income under GAAP, is also excluded from adjusted operating income.

We believe that the presentation of adjusted operating income as we measure it for management purposes enhances understanding of the results of operations of the Financial Services Businesses by highlighting the results from ongoing operations and the underlying profitability of our businesses. However, adjusted operating income is not a substitute for income determined in accordance with GAAP, and the excluded items are important to an understanding of our overall results of operations. The schedules accompanying this release provide a reconciliation of adjusted operating income for the Financial Services Businesses to income from continuing operations in accordance with GAAP.

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The information referred to above, as well as the risks of our businesses described in our Annual Report on Form 10-K for the year ended December 31, 2007, should be considered by readers when reviewing forward-looking statements contained in this release. Additional historical information relating to our financial performance is located on our Web site at www.investor.prudential.com.

Earnings Conference Call

Members of Prudential’s senior management will host a conference call on Thursday, October 30, 2008 at 11 a.m. ET, to discuss with the investment community the company’s third quarter results. The conference call will be broadcast live over the company’s Investor Relations Web site at: www.investor.prudential.com. Please log on fifteen minutes early in the event necessary software needs to be downloaded. The call will remain on the Investor Relations Web site for replay through November 14. Institutional investors, analysts, and other members of the professional financial community are invited to listen to the call and participate in Q&A by dialing (877) 777-1971 (domestic callers) or (612) 332-0226 (international callers). All others are encouraged to dial into the conference call in listen-only mode, using the same numbers. To listen to a replay of the conference call starting at 2:30 p.m. on October 30, through November 7, dial (800) 475-6701 (domestic callers) or (320) 365-3844 (international callers). The access code for the replay is 904644.

Prudential Financial, Inc. (NYSE: PRU), a financial services leader with approximately $602 billion of assets under management as of September 30, 2008, has operations in the United States, Asia, Europe, and Latin America. Leveraging its heritage of life insurance and asset management expertise, Prudential is focused on helping approximately 50 million individual and institutional customers grow and protect their wealth. The company’s well-known Rock symbol is an icon of strength, stability, expertise and innovation that has stood the test of time. Prudential’s businesses offer a variety of products and services, including life insurance, annuities, retirement-related services, mutual funds, investment management, and real estate services. For more information, please visit www.news.prudential.com.

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Prudential Financial, Inc.

Financial Services Businesses - Third Quarter 2008

Impact of Annual Actuarial Updates, Including the Impact of Market Conditions, and Other Significant Discrete Items

(in millions)

Business Segment	Item	Impact on Third Quarter 2008 Pre-tax Adjusted Operating Income (1)

Individual Life	Net reduction in amortization of deferred policy acquisition and other costs reflecting update of actuarial assumptions based on annual review	79

Individual Life	Compensation received based on multi-year profitability of third-party products we distribute	53

Individual Annuities	Net increase in costs associated with guaranteed minimum death benefits and amortization of deferred policy acquisition and other costs reflecting update of actuarial assumptions based on annual review	(380)

Individual Annuities	Mark-to-market of embedded derivatives and related hedge positions associated with living benefits, after related amortization of deferred policy acquisition costs	(37)

Group Insurance	Refinements of group disability reserves based on annual review	13

Retirement	Net refinements of amortization of deferred policy acquisition costs and related items, including impact of annual review of actuarial assumptions	12

Asset Management	Losses from investment results in fixed income and equity investments in proprietary investing business	(110)

Financial Advisory	Inclusion in Company’s share of retail securities brokerage joint venture results of costs associated with settlement relating to auction rate securities	(235)

International Investments	Market value changes in securities held relating to exchange memberships	14

Total of above items		(591)

(1)	Adjusted operating income is not calculated under generally accepted accounting principles (GAAP) and is described in further detail in this release. A reconciliation of adjusted operating income to the most comparable GAAP measure is provided in the tables that accompany this release.

Financial Highlights

(in millions, except per share data, unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
	2008	2007	2008	2007
Financial Services Businesses Income Statement Data:
Adjusted Operating Income (1):
Revenues:
Premiums	$2,798	$2,673	$8,861	$8,077
Policy charges and fee income	709	727	2,342	2,294
Net investment income	2,076	2,070	6,333	6,098
Asset management fees, commissions and other income	563	1,301	2,480	3,619

Total revenues	6,146	6,771	20,016	20,088

Benefits and expenses:
Insurance and annuity benefits	3,040	2,658	9,066	8,104
Interest credited to policyholders’ account balances	853	779	2,462	2,286
Interest expense	271	281	788	831
Other expenses	1,566	1,661	5,127	5,042

Total benefits and expenses	5,730	5,379	17,443	16,263

Adjusted operating income before income taxes	416	1,392	2,573	3,825
Income taxes, applicable to adjusted operating income	108	416	668	1,132

Financial Services Businesses after-tax adjusted operating income (1)	308	976	1,905	2,693

Reconciling Items:
Realized investment gains (losses), net, and related charges and adjustments	(547)	(180)	(1,711)	(5)
Investment gains (losses) on trading account assets supporting insurance liabilities, net	(534)	36	(919)	10
Change in experience-rated contractholder liabilities due to asset value changes	388	(6)	682	4
Divested businesses	(3)	(27)	(128)	19
Equity in earnings of operating joint ventures	208	(103)	108	(323)

Total reconciling items, before income taxes	(488)	(280)	(1,968)	(295)
Income taxes, not applicable to adjusted operating income	(196)	(101)	(666)	(118)

Total reconciling items, after income taxes	(292)	(179)	(1,302)	(177)

Income from continuing operations (after-tax) of Financial Services Businesses before equity in earnings of operating joint ventures	16	797	603	2,516
Equity in earnings of operating joint ventures, net of taxes	(129)	67	(62)	200

Income (loss) from continuing operations (after-tax) of Financial Services Businesses	(113)	864	541	2,716
Income (loss) from discontinued operations, net of taxes	5	(4)	3	4

Net income (loss) of Financial Services Businesses	$(108)	$860	$544	$2,720

Direct equity adjustment for earnings per share calculation (2)	10	13	36	42

Earnings available to holders of Common Stock after direct equity adjustment:
Based on net income (loss)	$(98)	$873	$580	$2,762

Based on after-tax adjusted operating income	$318	$989	$1,941	$2,735

See footnotes on last page.

Financial Highlights

(in millions, except per share data, unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
	2008	2007	2008	2007
Earnings per share of Common Stock (diluted) (2):

Financial Services Businesses after-tax adjusted operating income	$0.74	$2.13	$4.43	$5.80
Reconciling Items:
Realized investment gains (losses), net, and related charges and adjustments	(1.27)	(0.39)	(3.90)	(0.01)
Investment gains (losses) on trading account assets supporting insurance liabilities, net	(1.24)	0.08	(2.10)	0.02
Change in experience-rated contractholder liabilities due to asset value changes	0.90	(0.01)	1.55	0.01
Divested businesses	(0.01)	(0.06)	(0.29)	0.04
Equity in earnings of operating joint ventures	0.48	(0.22)	0.25	(0.69)

Total reconciling items, before income taxes	(1.14)	(0.60)	(4.49)	(0.63)
Income taxes, not applicable to adjusted operating income	(0.46)	(0.21)	(1.52)	(0.25)

Total reconciling items, after income taxes	(0.68)	(0.39)	(2.97)	(0.38)

Income from continuing operations (after-tax) of Financial Services Businesses before equity in earnings of operating joint ventures (3)	0.06	1.74	1.46	5.42
Equity in earnings of operating joint ventures, net of taxes	(0.30)	0.15	(0.14)	0.43

Income (loss) from continuing operations (after-tax) of Financial Services Businesses (3)	(0.24)	1.89	1.32	5.85
Income (loss) from discontinued operations, net of taxes	0.01	(0.01)	—	0.01

Net income (loss) of Financial Services Businesses (3)	$(0.23)	$1.88	$1.32	$5.86

Weighted average number of outstanding Common shares (basic)	423.8	457.0	432.6	463.0

Weighted average number of outstanding Common shares (diluted)	429.5	464.9	438.6	471.6

Financial Services Businesses Attributed Equity (as of end of period):
Total attributed equity	$18,751	$21,751
Per share of Common Stock - diluted	43.85	47.08
Attributed equity excluding accumulated other comprehensive income related to unrealized gains and losses on investments and pension/postretirement benefits	$21,524	$22,244
Per share of Common Stock - diluted	50.34	48.15
Number of diluted shares at end of period	427.6	462.0

Adjusted operating income before income taxes, by Segment (1):
Individual Life	$238	$251	$437	$493
Individual Annuities	(307)	205	(38)	551
Group Insurance	101	100	271	220

Total Insurance Division	32	556	670	1,264

Asset Management	(8)	161	301	503
Financial Advisory	(217)	85	(150)	254
Retirement	133	65	398	351

Total Investment Division	(92)	311	549	1,108

International Insurance	460	423	1,326	1,245
International Investments	37	114	89	219

Total International Insurance and Investments Division	497	537	1,415	1,464

Corporate and other operations	(21)	(12)	(61)	(11)

Financial Services Businesses adjusted operating income before income taxes	416	1,392	2,573	3,825

Reconciling Items:
Realized investment gains (losses), net, and related charges and adjustments	(547)	(180)	(1,711)	(5)
Investment gains (losses) on trading account assets supporting insurance liabilities, net	(534)	36	(919)	10
Change in experience-rated contractholder liabilities due to asset value changes	388	(6)	682	4
Divested businesses	(3)	(27)	(128)	19
Equity in earnings of operating joint ventures	208	(103)	108	(323)

Total reconciling items, before income taxes	(488)	(280)	(1,968)	(295)

Income (loss) from continuing operations before income taxes and equity in earnings of operating joint ventures - Financial Services Businesses	$(72)	$1,112	$605	$3,530

See footnotes on last page.

Financial Highlights

(in millions, except per share data or as otherwise noted, unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
	2008	2007	2008	2007
Insurance Division:

Individual Life Insurance Sales (4):
Excluding corporate-owned life insurance
Variable life	$12	$19	$52	$86
Universal life	52	40	147	129
Term life	53	54	156	157

Total excluding corporate-owned life insurance	117	113	355	372
Corporate-owned life insurance	—	1	1	9

Total	$117	$114	$356	$381

Fixed and Variable Annuity Sales and Account Values:
Gross sales	$2,540	$2,841	$8,150	$8,694

Net sales	$481	$444	$1,619	$1,317

Total account value at end of period	$71,317	$84,719

Group Insurance New Annualized Premiums (5):
Group life	$70	$33	$212	$162
Group disability	47	21	178	139

Total	$117	$54	$390	$301

Investment Division:
Asset Management Segment:
Assets managed by Investment Management and Advisory Services (in billions, as of end of period):
Institutional customers	$170.9	$170.1
Retail customers	75.4	88.5
General account	175.2	171.6

Total Investment Management and Advisory Services	$421.5	$430.2

Institutional Assets Under Management (in billions):
Gross additions, other than money market	$6.3	$5.4	$23.7	$16.8

Net additions (withdrawals), other than money market	$1.5	$(0.6)	$10.0	$2.3

Retail Assets Under Management (in billions):
Gross additions, other than money market	$4.4	$2.7	$11.7	$7.9

Net additions (withdrawals), other than money market	$0.1	$0.3	$2.0	$(0.1)

Retirement Segment:
Full Service:
Deposits and sales	$3,276	$3,219	$12,392	$10,434

Net additions (withdrawals)	$393	$(90)	$1,210	$489

Total account value at end of period	$100,463	$105,601

Institutional Investment Products:
Gross additions	$1,052	$545	$4,468	$3,675

Net withdrawals	$(1,062)	$(648)	$(1,292)	$(328)

Total account value at end of period	$50,041	$51,627

International Insurance and Investments Division:
International Insurance New Annualized Premiums (6):
Actual exchange rate basis	$286	$264	$951	$828

Constant exchange rate basis:	$292	$279	$956	$879

See footnotes on last page.

Financial Highlights

(in millions, except per share data or as otherwise noted, unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
	2008	2007	2008	2007
Closed Block Business Data:
Income Statement Data:
Revenues	$1,778	$1,886	$4,945	$5,770
Benefits and expenses	1,891	1,878	5,046	5,610

Income (loss) from continuing operations before income taxes	(113)	8	(101)	160
Income taxes	(55)	1	(50)	49

Closed Block Business income (loss) from continuing operations	(58)	7	(51)	111
Income from discontinued operations, net of taxes	—	—	—	2

Closed Block Business net income (loss)	$(58)	$7	$(51)	$113

Direct equity adjustment for earnings per share calculation (2)	(10)	(13)	(36)	(42)

Earnings available to holders of Class B Stock after direct equity adjustment - based on net income (loss)	$(68)	$(6)	$(87)	$71

Income (loss) from continuing operations per share of Class B Stock	$(34.00)	$(3.00)	$(43.50)	$34.50
Income from discontinued operations, net of taxes per share of Class B Stock	—	—	—	1.00

Net income (loss) per share of Class B Stock	$(34.00)	$(3.00)	$(43.50)	$35.50

Weighted average diluted shares outstanding during period	2.0	2.0	2.0	2.0

Closed Block Business Attributed Equity (as of end of period):
Total attributed equity	$(52)	$1,226
Per Share of Class B Stock	(26.00)	613.00
Attributed equity excluding accumulated other comprehensive income related to unrealized gains and losses on investments and pension/postretirement benefits	$1,222	$1,264
Per Share of Class B Stock	611.00	632.00
Number of Class B Shares at end of period	2.0	2.0

Consolidated Data:
Consolidated Income Statement Data:
Revenues	$7,036	$8,393	$22,309	$25,593
Benefits and expenses	7,221	7,273	21,805	21,903

Income (loss) from continuing operations before income taxes and equity in earnings of operating joint ventures	(185)	1,120	504	3,690
Income tax expense (benefit)	(143)	316	(48)	1,063

Income (loss) from continuing operations before equity in earnings of operating joint ventures	(42)	804	552	2,627
Equity in earnings of operating joint ventures, net of taxes	(129)	67	(62)	200

Income (loss) from continuing operations	(171)	871	490	2,827
Income (loss) from discontinued operations, net of taxes	5	(4)	3	6

Consolidated net income (loss)	$(166)	$867	$493	$2,833

Net income (loss):
Financial Services Businesses	$(108)	$860	$544	$2,720
Closed Block Business	(58)	7	(51)	113

Consolidated net income (loss)	$(166)	$867	$493	$2,833

Assets and Asset Management Information (in billions, as of end of period)
Total assets	$460.4	$480.4
Assets under management (at fair market value):
Managed by Investment Division:
Asset Management Segment - Investment Management and Advisory Services	$421.5	$430.2
Non-proprietary assets under management	54.4	57.0

Total managed by Investment Division	475.9	487.2
Managed by International Insurance and Investments Division	69.9	71.5
Managed by Insurance Division	56.5	78.2

Total assets under management	602.3	636.9
Client assets under administration	112.1	131.4

Total assets under management and administration	$714.4	$768.3

See footnotes on last page.

(1)	Adjusted operating income is a non-GAAP measure of performance of our Financial Services Businesses that excludes “Realized investment gains (losses), net”, as adjusted, and related charges and adjustments; net investment gains and losses on trading account assets supporting insurance liabilities; change in experience-rated contractholder liabilities due to asset value changes; results of divested businesses and discontinued operations; and the related tax effects thereof. Adjusted operating income includes equity in earnings of operating joint ventures and the related tax effects thereof. Revenues and benefits and expenses shown as components of adjusted operating income, are presented on the same basis as pre-tax adjusted operating income and are adjusted for the items above as well.

Realized investment gains (losses) representing profit or loss of certain of our businesses which primarily originate investments for sale or syndication to unrelated investors, and those associated with terminating hedges of foreign currency earnings and current period yield adjustments are included in adjusted operating income. Realized investment gains and losses from products that are free standing derivatives or contain embedded derivatives, and from associated derivative portfolios that are part of an economic hedging program related to the risk of those products, are included in adjusted operating income. Adjusted operating income excludes gains and losses from changes in value of certain assets and liabilities relating to foreign currency exchange movements that have been economically hedged, as well as counterparty credit losses on derivative positions experienced during the third quarter of 2008.

Adjusted operating income does not equate to “Income from continuing operations” as determined in accordance with GAAP but is the measure of profit or loss we use to evaluate segment performance. Adjusted operating income is not a substitute for income determined in accordance with GAAP, and our definition of adjusted operating income may differ from that used by other companies. The items above are important to an understanding of our overall results of operations. However, we believe that the presentation of adjusted operating income as we measure it for management purposes enhances the understanding of our results of operations by highlighting the results from ongoing operations and the underlying profitability factors of our businesses.

(2)	Net income for the Financial Services Businesses and the Closed Block Business is determined in accordance with GAAP and includes general and administrative expenses charged to each of the businesses based on the Company’s methodology for allocation of such expenses. Cash flows between the Financial Services Businesses and the Closed Block Business related to administrative expenses are determined by a policy servicing fee arrangement that is based upon insurance and policies in force and statutory cash premiums. To the extent reported administrative expenses vary from these cash flow amounts, the differences are recorded, on an after-tax basis, as direct equity adjustments to the equity balances of each business. The direct equity adjustments modify earnings available to holders of Common Stock and Class B Stock for earnings per share purposes. Earnings per share of Common Stock based on adjusted operating income of the Financial Services Businesses reflects these adjustments as well.

(3)	Diluted share count used in the diluted earnings per share calculation for GAAP measures is equal to weighted average basic common shares for the three months ended September 30, 2008 as all potential common shares are anti-dilutive due to the loss from continuing operations available to holders of Common Stock after direct equity adjustment.

(4)	Scheduled premiums from new sales on an annualized basis and first year excess premiums and deposits on a cash-received basis.

(5)	Amounts exclude new premiums resulting from rate changes on existing policies, from additional coverage issued under our Servicemembers’ Group Life Insurance contract, and from excess premiums on group universal life insurance that build cash value but do not purchase face amounts. Group insurance new annualized premiums include premiums from the takeover of claim liabilities. Group disability amounts include long-term care products.

(6)	Annualized new business premiums. Actual amounts reflect the impact of currency fluctuations. Foreign denominated activity translated to U.S. dollars at uniform exchange rates for all periods presented, including Japanese yen 106 per U.S. dollar: Korean won 950 per U.S. dollar. U.S. dominated activity is included based on the amounts as transacted in U.S. dollars. Single premium business for the Company’s international insurance operations is included in annualized new business premiums based on a 10% credit.